Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 20, 2020 (except for the section of Note 2 entitled Revision of Prior Period Financial Statements, Note 18 and Note 20, as to which the date is March 1, 2021), with respect to the consolidated financial statements included in the Annual Report of Gentherm Incorporated on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Gentherm Incorporated on Forms S-8 (File No. 333-139868, as amended, 333-164990, as amended, 333-176884, as amended, 333-181975, as amended, 333-189442, 333-218155 and 333-245646).

/s/ GRANT THORNTON LLP

Southfield, Michigan

March 1, 2021